Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Urgent.ly Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share(2)	Other	5,264,083	$3.23(3)	$17,002,989.66	$0.0001102	$1,873.73
	Equity	Warrants to purchase Common Stock(4)	Other	921,665	$0.03255(5)	$30,000.20	$0.0001102	$3.31
		Total Offering Amounts						$1,877.04
		Total Fee Previously Paid						$20,210.98	(6)
		Total Fee Offsets						—
		Net Fee Due						$—

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Relates to common stock, $0.001 par value per share (“Common Stock”), of Urgent.ly Inc. (“Urgently”), issuable to holders of ordinary shares, no par value per share (“Ordinary Shares”) of Otonomo Technologies, Ltd., (“Otonomo”), in the proposed merger (the “Merger”) of U.O Odyssey Merger Sub, Ltd., a direct wholly owned subsidiary of Urgently, with and into Otonomo, with Otonomo surviving the Merger as a direct wholly owned subsidiary of Urgently. The 5,264,083 shares of Common Stock to be registered represents the estimated maximum number of shares of Common Stock that are expected to be issued in connection with the Merger, assuming an estimated exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 0.54 shares of Common Stock for each outstanding Ordinary Share (the “Exchange Ratio”), and gives effect to (1) the 1-for-90 reverse stock split of Common Stock, which was approved by Urgently’s stockholders and effective as of July 28, 2023, and (ii) the reverse share split of Ordinary Shares at a ratio of 1-for-15, which was approved by Otonomo’s shareholders and effective as of August 3, 2023.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of Ordinary Shares as reported on the Nasdaq Capital Market on August 24, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC).

(4)

Relates to warrants to purchase Common Stock (“Warrants”) issuable to holders of warrants to purchase Ordinary Shares in the proposed Merger. The 921,665 Warrants to be registered represents the estimated maximum number of Warrants that are expected to be issued in connection with the Merger.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of warrants to purchase Ordinary Shares as reported on the Nasdaq Capital Market on August 24, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).

(6)	The Registrant previously paid $20,210.98 with its registration statement on Form S-4 (File No. 333-271937), which was declared effective by the SEC on July 14, 2023.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A